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                                                                    Exhibit 99.4

                         TRUMBULL FINANCIAL CORPORATION
                              105 HIGH STREET, N.E.
                               WARREN, OHIO 44481
                                 (330) 373-1800

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       To be Held on _______________, 1998

         Notice is hereby given that a special meeting (the "Trumbull Special Meeting") of holders of the common stock, without par value, of Trumbull Financial Corporation, an Ohio corporation ("Trumbull"), will be held on , 1998, at __:_0 _.m. (local time) at the ____________, ___________ , Warren, Ohio
44481, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 4, 1998 (the "Merger Agreement"), by and between Second Bancorp, Incorporated and Trumbull Financial Corporation, pursuant to
                  Section 1701.78, whereby, provided all conditions to consummation of the transactions contemplated by the Merger Agreement are satisfied, (i) Trumbull will be merged with and into Second Bancorp, which will be the surviving entity in such merger, and (ii) on the date that such merger becomes effective, each issued and outstanding share of Trumbull common stock will be cancelled and extinguished in consideration and exchange for 3.78 shares of Second Bancorp common stock, subject to adjustment, all as described in detail in the accompanying Prospectus/Joint Proxy Statement;

         2. To consider and vote upon a proposal to approve the acquisition by Second Bancorp of a controlling interest in Trumbull pursuant to the terms of Section 1701.831 of the Ohio Revised Code; and

         3. To transact such other business as may properly come before the Trumbull Special Meeting or any adjournments or postponements thereof.

         The Board of Directors of Trumbull has set the close of business on ____________, 1998, as the record date for the determination of shareholders entitled to notice of and vote at the Trumbull Special Meeting and at any adjournments or postponements thereof. Your vote is important regardless of the number of shares you own. Each shareholder is requested to complete, date, sign and return both the enclosed blue proxy card and the enclosed white proxy card without delay in the postage-paid envelope provided.

         A copy of the Agreement is attached to the accompanying
Prospectus/Joint Proxy Statement as Annex A.

                                  By Order of the Board of Directors


                                  James R. Izant
                                  Executive Vice President and Secretary
Warren, Ohio
___________, 1998

THE BOARD OF DIRECTORS OF TRUMBULL RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND FOR THE PROPOSAL TO APPROVE THE ACQUISITION BY SECOND BANCORP OF A CONTROLLING INTEREST IN TRUMBULL PURSUANT TO THE TERMS OF
SECTION 1701.831 OF THE OHIO REVISED CODE . PLEASE DO NOT SEND YOUR TRUMBULL STOCK CERTIFICATES AT THIS TIME.